Filed Pursuant to Rule 424(b)(5)

Registration No. 333-161379

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
$400,000,000 4.05% First and Refunding Mortgage Bonds, Series 2012A, Due 2042	$395,272,000	$45,298.17

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-161379

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 14, 2009)

Southern California Edison Company

$400,000,000 4.05% First and Refunding Mortgage Bonds,

Series 2012A, Due 2042

The bonds will bear interest at the rate of 4.05% per year. Interest on the bonds is payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2012. The bonds will mature on March 15, 2042. We may at our option redeem some or all of the bonds at any time. The redemption prices are discussed under the caption “Certain Terms of the Bonds—Optional Redemption.”

The bonds will be senior secured obligations of our company and will rank equally with all of our other senior secured indebtedness from time to time outstanding.

Investing in the bonds involves risks. See “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Bond	Total
Public offering price	98.818%	$395,272,000
Underwriting discount	0.875%	$3,500,000
Proceeds to us before expenses	97.943%	$391,772,000

Interest on the bonds will accrue from March 13, 2012.

The bonds are expected to be delivered in global form through the book-entry delivery system of The Depository Trust Company on or about March 13, 2012.

Joint Book-Running Managers

Citigroup	Mitsubishi UFJ Securities

RBS	Loop Capital Markets

Co-Managers

BNP PARIBAS	SunTrust Robinson Humphrey	Wells Fargo Securities
Siebert Capital Markets	Scotia Capital	US Bancorp
CastleOak Securities, L.P.	Mischler Financial Group, Inc.	Apto Partners, LLC

March 8, 2012

We are responsible for the information contained and incorporated by reference in this prospectus supplement and the accompanying prospectus and in any related free writing prospectus that we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with any other information, and we, nor the underwriters, take no responsibility for any other information that others may provide you. Neither we nor the underwriters are making an offer to sell the bonds in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the bonds we are offering and certain other matters about us and our financial condition. The second part, the base prospectus, provides general information about the first mortgage bonds and other securities that we may offer from time to time, some of which may not apply to the bonds we are offering hereby. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If the description of the bonds varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

References in this prospectus to “Southern California Edison,” “we,” “us,” and “our” mean Southern California Edison Company, a California corporation. In this prospectus, we refer to our First and Refunding Mortgage Bonds, Series 2012A, which are offered hereby, as the “bonds.” We refer to all of our outstanding First and Refunding Mortgage Bonds as our “first mortgage bonds.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents they incorporate by reference contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations and projections about future events based on our knowledge of present facts and circumstances and assumptions about future events and include any statement that does not directly relate to a historical or current fact. In this prospectus and elsewhere, the words “expects,” “believes,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could impact us, include, but are not limited to:

•	our ability to recover costs in a timely manner from our customers through regulated rates;

•	decisions and other actions by the California Public Utilities Commission, the Federal Energy Regulatory Commission and other regulatory authorities, and delays in regulatory actions;

•	possible customer bypass or departure due to technological advancements or cumulative rate impacts that make self-generation or use of alternative energy sources economically viable;

•

risks associated with the operation of transmission and distribution assets and nuclear and other power generating facilities, including operating risks; nuclear fuel storage issues; public safety issues; failure, availability, efficiency, output, cost of repairs and retrofits of equipment; and availability and cost of spare parts;

•

environmental laws and regulations, both at the state and federal levels, or changes in the application of those laws, that could require additional expenditures or otherwise affect the cost and manner of doing business;

•	the cost of capital and the ability to borrow funds and access capital markets on reasonable terms;

•

the cost and availability of electricity including the ability to procure sufficient resources to meet expected customer needs in the event of significant counterparty defaults under power-purchase agreements;

•	changes in the fair value of investments and other assets;

•	changes in interest rates and rates of inflation, including those rates which may be adjusted by public utility regulators;

•

governmental, statutory, regulatory or administrative changes or initiatives affecting the electricity industry, including the market structure rules applicable to each market and price mitigation strategies adopted by Independent System Operators and Regional Transmission Organizations;

•

availability and creditworthiness of counterparties and the resulting effects on liquidity in the power and fuel markets and/or the ability of counterparties to pay amounts owed in excess of collateral provided in support of their obligations;

•	the cost and availability of labor, equipment and materials;

•	our ability to obtain sufficient insurance, including insurance relating to our nuclear facilities and wildfire-related liability, and to recover the costs of such insurance;

•	our ability to recover uninsured losses in connection with wildfire-related liability;

•	effects of legal proceedings, changes in or interpretations of tax laws, rates or policies, and changes in accounting standards;

•	potential for penalties or disallowances caused by non-compliance with applicable laws and regulations;

•

the cost and availability of coal, natural gas, fuel oil, and nuclear fuel, and related transportation to the extent not recovered through regulated rate cost escalation provisions or balancing accounts;

•	the cost and availability of emission credits or allowances for emission credits;

•	transmission congestion in and to each market area and the resulting differences in prices between delivery points;

•	our ability to provide sufficient collateral in support of hedging activities and power and fuel purchased;

•	weather conditions and natural disasters;

•

the risks inherent in the development of generation projects and transmission and distribution infrastructure replacement and expansion projects, including those related to project site identification, public opposition, environmental mitigation, construction, permitting, power curtailment costs (payments due under power contracts in the event there is insufficient transmission to enable the acceptance of power delivery), and governmental approvals; and

•	risks that competing transmission systems will be built by merchant transmission providers in SCE’s service area.

Additional information about risks and uncertainties, including more detail about the factors described above, is included in our Annual Report on Form 10-K for the year ended December 31, 2011. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements.

SUMMARY

The following summary is qualified in its entirety by and should be read together with the more detailed information and audited financial statements, including the related notes, contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus.

Southern California Edison Company

Southern California Edison is an investor-owned electric utility primarily engaged in the business of supplying electricity to a 50,000 square mile area of coastal, central, and southern California, excluding the City of Los Angeles and certain other cities. We own and operate transmission and distribution facilities and hydroelectric, coal, natural gas, and nuclear power plants for the purpose of serving our customers’ electricity needs. In addition to power provided from our own generating resources, we procure power from a variety of sources including other utilities, merchant generators, and other non-utility generators. Based in Rosemead, California, Southern California Edison was incorporated in California in 1909, and had assets of $40.3 billion as of December 31, 2011.

Southern California Edison is a subsidiary of Edison International, a holding company with subsidiaries involved in both electric utility and non-electric utility businesses. The mailing address and telephone number of our principal executive offices are P.O. Box 800, Rosemead, CA 91770 and (626) 302-1212.

The Offering

Issuer	Southern California Edison Company, a California corporation

Bonds Offered	$400,000,000 4.05% First and Refunding Mortgage Bonds, Series 2012A, Due 2042

Use of Proceeds	We intend to use the net proceeds from the offering of the bonds to either repay commercial paper borrowings or for general corporate purposes. See “Use of Proceeds.”

Maturity	March 15, 2042

Interest on the Bonds	4.05% per annum

Interest will accrue from March 13, 2012, and will be payable semi-annually on March 15 and September 15 of each year, beginning on September 15, 2012.

Further Issues	We may, without the consent of the holders of the bonds, issue additional first mortgage bonds in the future, including additional Series 2012A Bonds. The bonds offered by this prospectus supplement and any additional first mortgage bonds would rank equally and ratably under the first mortgage bond indenture. No additional first mortgage bonds may be issued if any event of default has occurred with respect to the bonds. Additional first mortgage bonds may not be issued unless net earnings for twelve months shall have been at least two and one-half times our total annual first mortgage bond interest charge and other conditions are met. As of December 31, 2011, we could issue approximately $12.6 billion of additional first mortgage bonds (not taking into account the issuance of the bonds). See “Certain Terms of the Bonds—Further Issues” below in this prospectus supplement and “Description of the First Mortgage Bonds—Issue of Additional Bonds” in the base prospectus.

Optional Redemption	At any time prior to September 15, 2041, we may at our option redeem the bonds at any time, in whole or in part, at a “make whole” redemption price as described under “Certain Terms of the Bonds—Optional Redemption.” At any time on or after September 15, 2041, we may at our option redeem the bonds, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

Security	The bonds will be secured equally and ratably by a lien on substantially all of our property and franchises with all other first mortgage bonds outstanding now or issued in the future under our first mortgage bond indenture. The liens will constitute first priority liens, subject to permitted exceptions.

Ranking	The bonds will be our senior secured obligations ranking pari passu in right of payment with all of our other senior secured indebtedness from time to time outstanding, and prior to all other senior indebtedness from time to time outstanding to the extent of the value of the collateral available to the holders of the bonds, which collateral is shared by such holders on a ratable basis with the holders of our other first mortgage bonds outstanding from time to time. As of December 31, 2011, we had $8.3 billion of our first mortgage bonds outstanding (including $939 million of first mortgage bonds issued to secure pollution control bonds and such amount includes $161 million of pollution control bonds that we repurchased but which remain outstanding).

Special Trust Fund	We are required to deposit in a special trust fund with the indenture trustee, on each May 1 and November 1, cash equal to 1 1/2% (subject to redetermination from time to time) of the aggregate principal amount of first mortgage bonds then outstanding. Under the first mortgage bond indenture, we are able to withdraw cash from the special trust fund as long as we have sufficient additional property. There are currently no funds on deposit in the special trust fund.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the bonds, see “Description of the First Mortgage Bonds—Defaults and Other Provisions” in the base prospectus.

Trading	The bonds will not be listed on any securities exchange or included in any quotation system.

Trustee, Transfer Agent and Book Entry Depositary	The Bank of New York Mellon Trust Company, N.A.

Paying Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

Investing in the bonds involves risk. You should be aware of and carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011. You should also read and consider all of the other information provided or incorporated by reference in this prospectus supplement and the related base prospectus before deciding whether or not to purchase any of the bonds. See “Forward-Looking Statements” in this prospectus supplement and “Where You Can Find More Information” in the base prospectus.

You may be unable to sell your bonds if a trading market for the bonds does not develop.

The bonds will be new securities for which there is currently no established trading market, and none may develop. We do not intend to apply for listing of the bonds on any securities exchange or for quotation on any automated dealer quotation system. The liquidity of any market for the bonds will depend on the number of holders of the bonds, the interest of securities dealers in making a market in the bonds, and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the bonds. If an active trading market does not develop, the market price and liquidity of the bonds may be adversely affected. If the bonds are traded, they may trade at a discount from their initial offering price depending upon prevailing interest rates, the market for similar securities, general economic conditions, our performance and business prospects, and certain other factors.

You might not be able to fully realize the value of the liens securing the bonds.

The security for the benefit of the holders of the bonds can be released without their consent.

Any part of the property that is subject to the lien of the first mortgage bond indenture for the benefit of the bonds may be released at any time with the consent of holders of 80% in amount of all first mortgage bonds issued and outstanding under the indenture (excluding any bonds owned or controlled by us). A class vote or consent of the holders of the bonds would not be required.

You may have only limited ability to control remedies with respect to the collateral.

Upon the occurrence of an event of default under the first mortgage bond indenture, the trustees have the right to exercise remedies against the collateral securing the bonds. The trustees shall take any action if requested to do so by the holders of a majority in interest of the first mortgage bonds then outstanding under the first mortgage bond indenture and if indemnified to the trustees’ reasonable satisfaction. Thus, you may not be able to exercise any control over the trustees’ exercise of remedies unless you can obtain the consent of holders of a majority of the total amount of first mortgage bonds outstanding.

The collateral might not be valuable enough to satisfy all the obligations secured by the collateral.

Our obligations under the bonds are secured by the pledge of substantially all of our property and franchises. This pledge is also for the benefit of the lenders under our senior secured credit facility and all holders of other series of our first mortgage bonds. The value of the pledged assets in the event of a liquidation will depend upon market and economic conditions, the availability of buyers, and similar factors. No independent appraisals of any of the pledged property have been prepared by us or on our behalf in connection with this offering. Although our first mortgage bond indenture only allows us to issue first mortgage bonds with an aggregate principal amount at any time outstanding in an amount no greater than 66 2/3% of the aggregate value of our bondable assets, because no appraisals have been performed in connection with this offering, we cannot assure you that the proceeds of any sale of the pledged assets following an acceleration of maturity of the bonds would be sufficient to satisfy amounts due on the bonds and the other debt secured by the pledged assets.

To the extent the proceeds of any sale of the pledged assets were not sufficient to repay all amounts due on your bonds, you would have only an unsecured claim against our remaining assets. By their nature, some or all the pledged assets might be illiquid and might have no readily ascertainable market value. Likewise, we cannot assure you that the pledged assets would be saleable or that there would not be substantial delays in their liquidation.

In addition, the first mortgage bond indenture permits us to issue additional secured debt, including debt secured equally and ratably by the same assets pledged to secure your bonds. This could reduce amounts payable to you from the proceeds of any sale of the collateral.

Bankruptcy laws could limit your ability to realize value from the collateral.

The right of the indenture trustees to repossess and dispose of the pledged assets upon the occurrence of an event of default under the first mortgage bond indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the indenture trustees repossessed and disposed of the pledged assets. Under Title 11 of the United States Code (the “Bankruptcy Code”), a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral, including capital stock, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the bonds could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the pledged assets or (3) whether or to what extent holders of the bonds would be compensated for any delay in payment or loss of value of the pledged assets through the requirement of “adequate protection.”

The ability of the indenture trustees to effectively liquidate the collateral and the value received could be impaired or impeded by the need to obtain regulatory consents.

While we have all necessary consents to grant the security interests created by the first mortgage bond indenture, any foreclosure thereon could require additional approvals that have not been obtained from California or federal regulators. We cannot assure you that these approvals could be obtained by the indenture trustees on a timely basis or at all.

USE OF PROCEEDS

We intend to use the net proceeds from the offering of the bonds to either repay commercial paper borrowings or for general corporate purposes. The current weighted average interest rate of our commercial paper borrowings is 0.39%.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED EQUITY DIVIDENDS

The information in this section adds to the information in the “Ratio of Earnings to Fixed Charges and Preferred Equity Dividends” section of the accompanying base prospectus, and you should read these two sections together. The following table sets forth the ratio of earnings to fixed charges and preferred equity dividends, and the ratio of earnings to fixed charges, in each case for the twelve-month periods ended December 31, 2009, 2010 and 2011.

	Year Ended December 31,
	2009	2010	2011
Ratio of Earnings to Combined Fixed Charges and Preferred Equity Dividends	3.71	3.57	3.70
Ratio of Earnings to Fixed Charges	4.30	4.10	4.34

CERTAIN TERMS OF THE BONDS

The following description of the particular terms of the bonds supplements the description of the general terms and provisions of the first mortgage bonds set forth in the accompanying prospectus.

General

The bonds will be issued as an additional series of our secured debt securities issued under a Trust Indenture, dated as of October 1, 1923, between us and The Bank of New York Mellon Trust Company, N.A. and D. G. Donovan, as trustees, as amended and supplemented by supplemental indentures, including the One Hundred Twenty-Eighth Supplemental Indenture, to be dated as of March 9, 2012 (which we refer to, collectively, as the “first mortgage bond indenture”). The following summary of the first mortgage bond indenture is subject to all of the provisions of the first mortgage bond indenture.

Payments of principal and interest on the bonds issued in book-entry form will be made as described under the caption “Book-Entry, Delivery, and Form” below.

The bonds will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple of $1,000.

Interest and Maturity

The bonds are initially limited to $400 million in principal amount, will mature on March 15, 2042, and will bear interest from March 13, 2012 at 4.05% per annum, payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2012. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The record date for interest payable on the bonds on any interest payment date will be the close of business on the business day immediately preceding the interest payment date so long as the bonds remain in book-entry only form, or on the 15th calendar day before each interest payment date if bonds do not remain in book-entry only form. See “—Book-Entry, Delivery, and Form” below.

Further Issues

No additional first mortgage bonds may be issued if any event of default has occurred with respect to the bonds. We may from time to time, without notice to or the consent of the holders of the bonds, issue additional first mortgage bonds in the future. Further, we may from time to time, without notice to or the consent of holder of the bonds, create and issue further bonds equal in rank and having the same maturity, payment terms, redemption features, CUSIP numbers and other terms as the bonds offered by this prospectus supplement, except for issue price, payment of interest accruing prior to the issue date of the further bonds, and under some circumstances, for the first payment of interest following the issue date of the further bonds. These further bonds may be consolidated and form a single series with either series of the bonds offered by this prospectus supplement.

As of December 31, 2011, we had $8.3 billion of first mortgage bonds outstanding (including $939 million of first mortgage bonds issued to secure pollution control bonds and such amount includes $161 million of pollution control bonds that we repurchased but which remain outstanding). As of December 31, 2011, we had the capacity to issue approximately $12.6 billion of additional first mortgage bonds on the basis of first mortgage bonds previously acquired, redeemed, or otherwise retired and the net amount of additional property acquired by us and not previously used for the issuance of first mortgage bonds or other purposes under the first mortgage bond indenture. Under the first mortgage bond indenture’s net earnings coverage test, the amount of additional first mortgage bonds we could issue is limited to $20.1 billion (based on net earnings as of December 31, 2011, and not taking into account the issuance of the bonds). See “Description of the First Mortgage Bonds—Issue of Additional Bonds” in the base prospectus.

Optional Redemption

At any time prior to September 15, 2041, we may at our option redeem the bonds, in whole or in part, at a “make whole” redemption price equal to the greater of (1) the principal amount redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest (excluding any interest accrued from the immediately preceding interest payment date to the date fixed for redemption) on the bonds being redeemed, discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 15 basis points, plus accrued and unpaid interest to the date fixed for redemption. At any time on or after September 15, 2041, we may at our option redeem the bonds, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

“Treasury Yield” means, for any date fixed for redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date fixed for redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term to stated maturity of the bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds to be redeemed.

“Comparable Treasury Price” means, for any date fixed for redemption, (1) the average of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the date fixed for redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the date fixed for redemption, or (B) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all of the Quotations.

“Independent Investment Banker” means Citigroup Global Markets Inc. or its successor or, if such firm or its successor is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., a Primary Treasury Dealer (defined herein) selected by Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and a Primary Treasury Dealer (defined herein) selected by Loop Capital Markets LLC and any other primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”) designated by, and not affiliated with, any of the foregoing or their successors, provided, however, that if any of the foregoing, or any of their designees, ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the date fixed for redemption.

To exercise our option to redeem any bonds, we will give you a notice in writing (including by facsimile transmission) of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the bonds, The Bank of New York Mellon Trust Company, N.A., as trustee, will select the particular bonds to be redeemed on a pro rata basis, by lot or by such other method of random selection, if any, that The Bank of New York Mellon Trust Company, N.A., as trustee, deems fair and appropriate.

Any notice of redemption, at our option, may state that the redemption will be conditional upon receipt by the paying agent, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the bonds.

No Sinking Fund

There will be no provisions for any maintenance or sinking funds for any of the bonds.

Book-Entry, Delivery, and Form

The bonds will be represented by one or more permanent global bonds in definitive, fully registered form without interest coupons. Upon issuance, the bonds will be deposited with The Bank of New York Mellon Trust Company, N.A., as trustee, as custodian for The Depository Trust Company in New York, New York (which we refer to as “DTC”), and registered in the name of DTC or its nominee.

Ownership of beneficial interests in a global bond will be limited to persons who have accounts with DTC, which we refer to as “participants,” or persons who hold interests through participants. Ownership of beneficial interests in a global bond will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of any of the bonds, DTC or that nominee, as the case may be, will be considered the sole owner or holder of such bonds represented by the global bond for all purposes under the first mortgage bond indenture and the bonds. No beneficial owner of an interest in a global bond will be able to transfer such interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the first mortgage bond indenture.

Payments of the principal of, and interest on, a global bond will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the trustees, any paying agent, or we will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global bond or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global bond, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global bond as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global bond held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and procedures and will be settled in same-day funds.

We expect that DTC will take any action permitted to be taken by a holder of bonds only at the direction of one or more participants to whose account the DTC interests in a global bond is credited and only in respect of such portion of the aggregate principal amount of bonds as to which such participant or participants has or have given such direction. However, if there is an event of default under the bonds, DTC will exchange the applicable global bond for certificated bonds, which it will distribute to its participants.

A global bond is exchangeable for definitive bonds in registered certificate form if:

•

DTC (i) notifies us that it is unwilling or unable to continue as depositary for the global bonds, and we fail to appoint a successor depositary, or (ii) has ceased to be a clearing agency registered under the Securities Exchange Act of 1934, as amended;

•	at our option, we notify the trustees in writing that we have elected to cause the issuance of the certificated securities; or

•	there has occurred and is continuing a default or event of default with respect to the bonds.

In addition, beneficial interests in a global bond may be exchanged for certificated securities upon prior written notice given to the trustees by or on behalf of DTC in accordance with the first mortgage bond indenture.

In all cases, certificated securities delivered in exchange for any global bond or beneficial interests in global bonds will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Certificated securities may be presented for registration, transfer and exchange at The Bank of New York Mellon Trust Company, N.A., Chicago, Illinois, or the office or agency designated for such purpose.

DTC has advised us that: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly, whom we refer to as indirect participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global bond among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the trustees, the paying agent, or we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same Day Settlement and Payment

We will make payments in respect of the bonds represented by the global bonds (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the global bondholder. We will make all payments of principal, interest and premium with respect to certificated securities by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The exchange bonds represented by the global bonds are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the exchange bonds will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

UNDERWRITING

Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc., RBS Securities Inc. and Loop Capital Markets LLC (collectively, the “Representatives”) are acting as representatives of the underwriters named below and as joint book-running managers of the offering.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of bonds set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Bonds to be Purchased
Citigroup Global Markets Inc.	$80,000,000
Mitsubishi UFJ Securities (USA), Inc.	80,000,000
RBS Securities Inc.	80,000,000
Loop Capital Markets LLC	50,000,000
BNP Paribas Securities Corp.	20,000,000
SunTrust Robinson Humphrey, Inc.	20,000,000
Wells Fargo Securities, LLC	20,000,000
Muriel Siebert & Co., Inc.	16,000,000
Scotia Capital (USA) Inc.	10,000,000
U.S. Bancorp Investments, Inc.	10,000,000
CastleOak Securities, L.P.	8,000,000
Mischler Financial Group, Inc.	4,000,000
Apto Partners, LLC	2,000,000

Total	$400,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the bonds if they purchase any of the bonds.

The underwriters propose to offer the bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the bonds to dealers at the public offering price less a concession not to exceed 0.50% of the principal amount of the bonds. The underwriters may allow, and dealers may reallow a concession not to exceed 0.25% of the principal amount of the bonds on sales to other dealers. After the initial offering of the bonds to the public, the Representatives may change the public offering price.

In connection with this offering, we are to pay an underwriting discount to the underwriters of 0.875% of the principal amount of the bonds.

In connection with the offering, the Representatives, on behalf of the underwriters, may purchase and sell bonds in the open market. These transactions may include over-allotment, syndicate covering transactions, and stabilizing transactions. Over-allotment involves syndicate sales of bonds in excess of the principal amount of bonds to be purchased by the underwriter in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of bonds made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Representatives, in covering syndicate short positions or making stabilizing purchases, repurchase bonds originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the bonds. They may also cause the price of the bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering, excluding the underwriting discount, will be $825,000 and will be payable by us.

Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and instruments or those of our affiliates. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Barbara E. Mathews, our Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary, will pass upon the legality of the bonds for us. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

PROSPECTUS

SOUTHERN CALIFORNIA EDISON COMPANY

First and Refunding Mortgage Bonds, Debt Securities, $100 Cumulative Preferred Stock,

Cumulative Preferred Stock and Preference Stock

The securities may be offered and sold from time to time in one or more offerings. This prospectus provides you with a general description of the securities that may be offered.

Each time securities are sold, a supplement to this prospectus that contains specific information about the offering and the terms of the securities will be provided. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement for the specific offering before you invest in any of the securities.

The securities may be sold to or through underwriters, dealers or agents or directly to other purchasers. A prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, the principal amounts of securities to be purchased by them, and the compensation they will receive.

Southern California Edison Company may offer and sell first and refunding mortgage bonds, debt securities, $100 cumulative preferred stock, cumulative preferred stock and preference stock.

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 14, 2009

ABOUT THIS PROSPECTUS

This prospectus is provided by Southern California Edison Company which is sometimes referred to in this prospectus as “Southern California Edison” or by the terms “we,” “us” and “our.” We refer to the $100 cumulative preferred stock and cumulative preferred stock together as “preferred stock” and the preferred stock and preference stock together as “preferred equity.”

This prospectus is part of a “shelf” registration statement filed with the United States Securities and Exchange Commission. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, delete, update or change information contained in this prospectus. You should rely on the information in the applicable supplement if this prospectus and the supplement are inconsistent. Before purchasing any securities, you should carefully read both this prospectus and any applicable supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement is accurate only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying supplement and the additional information described under the heading “Where You Can Find More Information” may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “probable,” “may,” “will,” “could,” “would,” “should,” and variations of such words and similar expressions, or discussions of strategy or of plans, are intended to identify forward-looking statements. Such statements necessarily involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could impact us are described under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K incorporated by reference into this prospectus.

We urge you to read this entire prospectus, including any supplement and the information incorporated by reference, and carefully consider the risks, uncertainties and other factors that affect our business. Forward-looking statements speak only as of the date they are made and we are not obligated to publicly update or revise forward-looking statements. You should review future reports we file with the Securities and Exchange Commission.

SOUTHERN CALIFORNIA EDISON COMPANY

Southern California Edison is an investor-owned electric utility company, providing retail electric service to 4.9 million business and residential customers over a 50,000 square mile service area in coastal, central, and southern California, excluding the City of Los Angeles and certain other cities. We own and operate transmission and distribution facilities and hydroelectric, coal, and nuclear power plants for the purpose of serving our customers’ electricity needs. In addition to power provided from our own generating resources, we procure power through long-term contracts from a variety of sources including other utilities, merchant generators, and other non-utility generators, including qualifying facilities. Our customers also receive power purchased on their behalf through contracts signed by the California Department of Water Resources. Based in Rosemead, California, Southern California Edison was incorporated in California in 1909, and had assets of more than $31 billion at June 30, 2009.

All of our common stock is owned by Edison International, a holding company with subsidiaries involved in both electric utility and non-electric utility businesses. The mailing address and telephone number of our principal executive offices are P.O. Box 800, Rosemead, CA 91770 and (626) 302-1212.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, we intend for the net proceeds of the offered securities to be used to redeem, repay or retire outstanding debt or other securities, to finance construction expenditures, for other general corporate purposes, or to reduce short-term debt incurred to finance such activities.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED EQUITY DIVIDENDS

The following table sets forth the ratios of Southern California Edison’s earnings to combined fixed charges and preferred stock dividends and to fixed charges, for each year in the five-year period ended December 31, 2008 and for the six months ended June 30, 2009:

	Year Ended December 31,					Six Months Ended June 30, 2009
	2004	2005	2006	2007	2008
Ratio of Earnings to Combined Fixed Charges and Preferred and Preference Equity Dividends	4.16	3.45	3.36	2.89	2.92	3.40
Ratio of Earnings to Fixed Charges	4.40	3.80	3.97	3.35	3.42	3.76

DESCRIPTION OF THE SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus in one or more distinct offerings. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus. For more information about the securities, please refer to:

•

the indenture between Southern California Edison and The Bank of New York Mellon Trust Company, N.A., and D. G. Donovan, as successor trustees, dated as of October 21, 1923, as amended and supplemented, for the issuance of first and refunding mortgage bonds, which we refer to as the “first mortgage bond indenture” in this prospectus;

•

the indenture between Southern California Edison and The Bank of New York Mellon Trust Company, N.A., as successor trustee, dated as of January 15, 1993, for the issuance of senior debt securities, which we refer to as the “senior indenture” in this prospectus;

•

the form of indenture between Southern California Edison and Bank of New York Mellon Trust Company, N.A., as trustee, for the issuance of subordinated debt securities, which we refer to as the “subordinated indenture” in this prospectus; and

•	Southern California Edison’s restated articles of incorporation.

We have filed or incorporated by reference forms or copies of these documents as exhibits to the registration statement. In this prospectus we sometimes refer to the senior indenture and subordinated indenture together as the “unsecured indentures” and each separately as an “unsecured indenture.” We refer to each trustee for each indenture as the “indenture trustee.” The first mortgage bond indenture and the unsecured indentures are governed by the Trust Indenture Act of 1939 and may be supplemented or amended from time to time. The senior indenture and the subordinated indenture are substantially similar, but differ in some important respects. The material differences between the senior indenture and the subordinated indenture are set forth in the description below under “Description of the Debt Securities.”

DESCRIPTION OF THE FIRST MORTGAGE BONDS

The following description discusses the general terms and provisions of the first and refunding mortgage bonds that we may offer by this prospectus in one or more distinct offerings. In this prospectus, we refer to the first and refunding mortgage bonds as “first mortgage bonds” or “bonds.” The first mortgage bonds will be an additional series of our secured debt securities created by resolution of our board of directors or the executive committee of the board, or by an action of one or more of our authorized officers, and will be issued under the first mortgage bond indenture, as amended and supplemented by supplemental indentures.

The first mortgage bond indenture gives us broad authority to set the particular terms of each series of first mortgage bonds, including the right to modify certain of the terms contained in the first mortgage bond indenture. The particular terms of a series of bonds and the extent, if any, to which the particular terms of the issue modify the terms of the first mortgage bond indenture will be described in the prospectus supplement relating to the bonds.

The first mortgage bond indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the first mortgage bonds or the first mortgage bond indenture. This summary is subject to and qualified by all the provisions of the first mortgage bond indenture, including definitions of terms used in the first mortgage bond indenture. Therefore, you should read carefully the detailed provisions of the first mortgage bond indenture, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description in the applicable prospectus supplement of the particular terms of the first mortgage bonds and any applicable supplemental indenture.

General

Before issuing each series of first mortgage bonds, we will specify the terms of that series through a board or executive committee resolution or officer action and a supplemental indenture. The applicable prospectus supplement will contain a description of the following terms, among others, of each series of first mortgage bonds:

•	the title of the bonds;

•	any limit on the aggregate principal amount of the bonds of that series;

•	the price at which the bonds will be issued;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determining interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” and any record dates for the interest payable on the interest payment dates;

•	the place or places where payments on the bonds will be made;

•

any obligation or option on our part to redeem, purchase or repay bonds; any option of the holder to require us to redeem or repurchase bonds; and the terms and conditions upon which the bonds will be redeemed, purchased or repaid;

•	the denominations in which the bonds will be issued;

•	whether the bonds are to be issued in whole or in part in the form of one or more global bonds and, if so, the identity of the depositary for the global bonds;

•	whether the bonds are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

•	whether the bonds may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

•

if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global bond may be exchanged for interests in a definitive global bond or for definitive bonds, and (c) interests in any definitive global bond may be exchanged for definitive bonds;

•	if other than United States dollars, the currency or currencies in which the bonds will be denominated and principal and interest will be payable;

•	any index used to determine the amount of payments of principal of and any premium and interest on the bonds;

•	any deletions, modifications or additions to the covenants or events of default provided for the bonds;

•	whether the bonds are subject to discharge and defeasance at our option; and

•	any other terms of the bonds.

Security

The first mortgage bonds when issued, will, as to the security afforded by the first mortgage bond indenture, be secured equally and ratably with all other first mortgage bonds by a legally valid first lien or charge on substantially all of the property and franchises now owned by us (with exceptions and exclusions noted below). Such lien and our title to our properties are subject to the terms of franchises, licenses, easements, leases, permits, contracts and other instruments under which properties are held or operated, statutes and governmental regulations, liens for taxes and assessments, and liens of the indenture trustees. In addition, such liens and our title to our properties are subject to other liens, prior rights and other encumbrances, none of which, with minor or insubstantial exceptions affects from a legal standpoint the security for the first mortgage bonds or our rights to use such properties in our business, unless the matters with respect to our interest in the Four Corners Generating Station and the related easement and lease referred to in the following paragraph may be so considered.

Our rights and the rights of the indenture trustees in the Four Corners Generating Station in northern New Mexico, located on land of the Navajo Nation under an easement from the United States and a lease from the Navajo Nation, may be subject to possible defects in title, including possible conflicting grants or encumbrances not ascertainable because of the absence of or inadequacies in the applicable recording law and the record systems of the Bureau of Indian Affairs and the Navajo Nation, our possible inability to resort to legal process to enforce our rights against the Navajo Nation without Congressional consent, possible impairment or termination under certain circumstances of the easement and lease by the Navajo Nation, Congress, or the Secretary of the Interior, and the possible invalidity of the Indenture lien against our interest in the easement, lease, and improvements at the Four Corners Generating Station. We cannot predict what effect, if any, such possible defects may have on our interest in the Four Corners Generating Station.

The first mortgage bond indenture provides that property hereafter acquired (other than excepted kinds noted below) will become subject to the lien of the first mortgage bond indenture. Such property may be subject to prior liens and other encumbrances.

Properties excepted from the lien of the first mortgage bond indenture include cash, accounts receivable, deposits, bills and notes, contracts, leases under which we are lessor, securities not specifically required to be pledged, office equipment, vehicles, and all materials, supplies and electric energy acquired or produced for sale, consumption or use in the ordinary conduct of business.

Special Trust Fund

We are required to deposit in a special trust fund with The Bank of New York Mellon Trust Company, N.A., as trustee, on each May 1 and November 1, cash equal to 1 1/2% (subject to redetermination by agreement between us and The Bank of New York Mellon Trust Company, N.A., as trustee) of the aggregate principal amount of the first mortgage bonds and underlying bonds then outstanding (excluding certain bonds and underlying bonds, such as bonds called for redemption), less certain amounts paid or credited in respect of underlying bonds. The term “underlying bonds” is defined in the first mortgage bond indenture to mean any bonds or other evidence of indebtedness secured by property subsequently acquired by us. Amounts in the special trust fund may, in general, be paid out for payment, redemption (at the redemption prices, including applicable premiums, set forth in the first mortgage bonds and subject to the limitation on refunding applicable to various series) or purchase of first mortgage or underlying bonds, or to reimburse us for the acquisition of certain additional properties. The foregoing deposit requirement has not affected our cash flow, because the cash deposited has been simultaneously offset by its payment to us to reimburse us for the acquisition of additional properties. Thus, there currently are no funds on deposit in the Special Trust Fund.

Issue of Additional Bonds

In general, additional Bonds, ranking equally and ratably with the first mortgage bonds, may be issued, subject to certain restrictions and requirements described below, in principal amounts equal to the lesser of (i) the amount authorized under the net earnings test described below and (ii) the sum of the following:

a. Certain bonds and underlying bonds acquired, redeemed or otherwise retired.

b. Cash deposited to pay or redeem Bonds or underlying bonds.

c. 66 2/3% of the net amount of additional property constructed or acquired by us and not theretofore used for other purposes under the first mortgage bond indenture, subject to certain restrictions.

d. Cash deposited in an advance construction account with The Bank of New York Mellon Trust Company, N.A., as trustee (in certain events with such trustee’s consent), to be withdrawn to reimburse us for 66 2/3% of unbonded additional property.

As of June 30, 2009, there was no amount of first mortgage bonds acquired, redeemed or otherwise retired against which bonds might be issued under the first mortgage bond indenture pursuant to clause (a) above. The net amount of additional property against which bonds might be issued under the first mortgage bond indenture pursuant to clause (c) above was approximately $15.86 billion, resulting in the ability to issue $10.57 billion of Bonds pursuant to clause (c) (i.e. $15.86 billion x ..6666 = $10.57 billion). The aggregate amount of bonds which we could issue under clauses (a) and (c) above would, if other conditions were met, be approximately $10.57 billion. As of June 30, 2009, we had $6.4 billion of our first mortgage bonds outstanding (including the first mortgage bonds issued to secure $927 million of pollution control bonds).

Furthermore, in addition to the first mortgage bond indenture’s bondable property requirement described in clause (c) above, the first mortgage bond indenture also provides that additional first mortgage bonds may not be issued unless our net earnings (as defined) for twelve months shall have been at least two and one-half (2.5x) times our total annual first mortgage bond interest charge. At June 30, 2009, under the net earnings test we could issue $12.70 billion of additional first mortgage bonds (based on net earnings for the year ended June 30, 2009). Notwithstanding the net earnings requirement, additional first mortgage bonds may be issued under the provisions referred to in (a) and (b) above under some circumstances involving, among other things, issuance of bonds not bearing a higher interest rate than the bonds to be retired, issuance of bonds to pay or redeem bonds maturing within two years and issuance of bonds on the basis of acquisition, redemption or other retirement of underlying bonds. Additional first mortgage bonds may not be issued under the provisions referred to in paragraphs (c) and (d) above during any period when indebtedness secured by a prior lien on acquired utility property has not been established as underlying bonds.

Other than the security afforded by the lien of the first mortgage bond indenture and restrictions on the issuance of additional bonds described above, there are no provisions of the first mortgage bond indenture which afford holders of the first mortgage bonds protection against us increasing our ratio of total debt to total “bondable” assets.

Defaults and Other Provisions

The first mortgage bond indenture provides that the following are defaults:

•	default in payment of principal;

•	default for 60 days in payment of interest or satisfaction of the special trust fund obligation;

•	default under our covenants and conditions in the first mortgage bond indenture or in the bonds for 60 days after written notice by The Bank of New York Mellon Trust Company, N.A., as trustee;

•	certain acts of bankruptcy and certain events in bankruptcy, insolvency, receivership or reorganization proceedings; and

•	our failure to discharge or stay within 60 days any judgment against us for the payment of money in excess of $100,000.

A California court may not strictly enforce certain of our covenants contained in the first mortgage bond indenture or the first mortgage bonds or allow acceleration of the due date of the first mortgage bonds if it concludes that such enforcement or acceleration would be unreasonable under the then existing circumstances. However, we believe that acceleration would be available if an event of default occurs as a result of a material breach of a material covenant contained in the first mortgage bond indenture or the first mortgage bonds.

The first mortgage bond indenture and the Trust Indenture Act of 1939 require us to file with an indenture trustee documents and reports with respect to the absence of default and compliance with the terms of the first mortgage bond indenture annually and upon the authentication and delivery of additional first mortgage bonds, the release of cash or property, the satisfaction and discharge of the first mortgage bond indenture, or any other action requested to be taken by an indenture trustee at our request.

The holders of a majority in principal amount of outstanding first mortgage bonds may require the indenture trustees to enforce the lien of the first mortgage bond indenture upon the happening (and continuance for the prescribed grace period, if any) of any of the defaults referred to above, and upon the indemnification of the indenture trustees to their reasonable satisfaction.

Concerning the Trustees

The Bank of New York Mellon Trust Company, N.A., and certain of its affiliates act as trustees for our senior debt securities and certain pollution control bonds issued on our behalf. The Bank of New York Mellon Trust Company, N.A., also is the trustee under an indenture under which our parent, Edison International, may issue debt securities in the future. We maintain bank deposits with The Bank of New York and may borrow money from the bank from time to time.

Neither by the first mortgage bond indenture nor otherwise are the indenture trustees restricted from dealing in the first mortgage bonds as freely as though they were not indenture trustees. However, the Trust Indenture Act provides that if either indenture trustee acquires or has acquired a conflicting interest, as defined in the Trust

Indenture Act, and a default under the first mortgage bond indenture occurs or has occurred, such indenture trustee must within 90 days following the default eliminate such conflict, cure the default or resign. The Trust Indenture Act provides that an indenture trustee with an uncured conflict of interest will not be required to resign if it can show that the conflict will be cured or the default waived within a reasonable time and a stay of its duty to resign is not inconsistent with the interests of the holders of the outstanding bonds. In certain cases, the first mortgage bond indenture and the Trust Indenture Act require an indenture trustee to share the benefit of payments received as a creditor after the beginning of the third month prior to a default.

Modification of the Indenture

The holders of 80% in principal amount of all first mortgage bonds outstanding may authorize release of trust property, waive defaults and authorize certain modifications of the first mortgage bond indenture proposed by us and consented to by the indenture trustee. However, our obligation to pay principal and interest will continue unimpaired; and such modifications may not include, among other things, modifications giving any bonds preference over other bonds or authorizing any lien prior to that of the first mortgage bond indenture. In addition, modifications of rights of any series require the assent of the holders of 80% in principal amount of the bonds of such series.

Global Securities

We may issue first mortgage bonds of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing first mortgage bonds in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of first mortgage bonds in the prospectus supplement relating to that series.

DESCRIPTION OF THE DEBT SECURITIES

The following description discusses the general terms and provisions of the debt securities other than first mortgage bonds that we may offer by this prospectus in one or more distinct offerings. We may issue the debt securities as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of Southern California Edison. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of the senior debt of Southern California Edison, to the extent and in the manner set forth in the applicable prospectus supplement for the securities. (See “Subordination” below.)

At June 30, 2009, Southern California Edison had approximately $6.4 billion of senior secured indebtedness that effectively would rank senior to any senior debt securities and approximately $625 million of indebtedness that would be pari passu with any senior debt securities. As described above under “Description of the First Mortgage Bonds,” our first mortgage bonds are issued under and secured by the first mortgage bond indenture, which creates a lien on substantially all the properties of Southern California Edison for the benefit of the holders of the first mortgage bonds. The debt securities other than first mortgage bonds that we are offering by this prospectus are not secured by any assets or property of Southern California Edison.

The unsecured indentures give us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indentures. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the unsecured indenture will be described in the prospectus supplement relating to the debt securities.

Each unsecured indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified by all the provisions of the applicable indenture, including definitions of terms used in any such indenture. Therefore, you should read carefully the detailed provisions of the unsecured indentures, which we have incorporated by reference as exhibits to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

We may issue an unlimited amount of debt securities under each unsecured indenture in one or more series, up to the aggregate principal amounts that may be authorized by us from time to time.

The debt securities will be unsecured obligations of Southern California Edison.

Before issuing each series of debt securities, we will specify the terms of that series through a board resolution, officers’ certificate or supplemental indenture. The applicable prospectus supplement will contain a description of the following terms, among others, of each series of debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of that series;

•	the price at which the debt securities will be issued;

•	the date or dates on which principal will be payable or how to determine the dates;

•

the rate or rates or method of determining interest; the date or dates from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates;” any record dates for the interest payable on the interest payment dates; and any special provisions for the payment of additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be made;

•

any obligation or option on our part to redeem, purchase or repay debt securities; any option of the holder to require us to redeem or repurchase debt securities; and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

•	any provision for deferral of interest payments;

•	the denominations in which the debt securities will be issued (if other than denominations of $1,000 and any integral multiple thereof);

•	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

•	whether the debt securities may be issued in the form of bearer securities or registered securities, or both, and provisions related thereto;

•

if bearer securities are issuable, the terms and conditions upon which (a) interest payments will be credited to the persons entitled to them, (b) interests in a temporary global security may be exchanged for interests in a definitive global security or for definitive debt securities, and (c) interests in any definitive global security may be exchanged for definitive debt securities;

•	if other than United States dollars, the currency or currencies in which the debt securities will be denominated and principal and interest will be payable;

•	any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	any deletions, modifications or additions to the covenants or events of default provided for the debt securities;

•	whether the debt securities are subject to discharge and defeasance at our option; and

•	any other terms of the debt securities.

In addition, we will set forth in the prospectus supplement for any offering of subordinated debt securities the following terms to the extent they are applicable:

•	any right to extend the interest payment periods;

•	whether the series of subordinated debt securities will be junior in right of payment to any other series; and

•	any changes in the subordination provisions of the subordinated indenture with respect to the series.

We may also issue debt securities as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. We will describe in a prospectus supplement the federal income tax consequences and other special considerations applicable to any original issue discount securities.

Form of Debt Securities

We may issue the senior debt securities as registered securities, bearer securities or both. We may issue the subordinated debt securities only as registered securities, unless we enter into a supplemental indenture that provides for bearer securities. We also may issue the debt securities of a series in whole or in part in the form of one or more global securities, as described below under the heading “Global Securities.” Unless we specify otherwise in a prospectus supplement, registered securities denominated in United States dollars will be issued only in the denominations of $1,000 and any integral multiple thereof and bearer securities denominated in United States dollars will be issued only in denominations of $1,000, $10,000, and $100,000. All debt securities of any one series will be substantially identical except as to denomination and as otherwise provided by a board resolution, officer’s certificate or supplemental indenture. For any series of debt securities denominated in a foreign or composite currency, we will specify the denominations and any special United States federal income tax and other related considerations in a prospectus supplement. No service charge will be made for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any applicable tax or other governmental charge.

Payment of Debt Securities

Registered Securities. Unless we state otherwise in a prospectus supplement, we will make payments with respect to debt securities that are in registered form as follows:

•

We will pay interest on each interest payment date to the person in whose name the debt security is registered at the close of business on the regular record date for the interest payment. At our option, we may pay interest by mailing a check to each holder’s registered address or by wire transfer to an account designated by the holder under an arrangement that is satisfactory to the indenture trustee and us.

•

We will pay principal of and any premium on registered securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at the corporate trust office of the indenture trustee in Chicago, Illinois.

Bearer Securities. Unless we state otherwise in a prospectus supplement, we will make payments in the designated currency with respect to senior debt securities that are in bearer form as follows:

•	We will pay interest on each interest payment date only upon presentation of the coupon for the interest payment at a paying agency outside the United States designated by us.

•

We will pay principal of and any premium on bearer securities at their stated maturity, upon redemption or when otherwise due, upon presentation of the debt securities at a paying agency outside the United States designated by us.

•

At the option of a holder of bearer debt securities, we will also pay any principal, premium or interest by mailing a check or by wire transfer to an account with a bank located outside the United States.

Unless we state otherwise in a prospectus supplement, we will not make any payment with respect to a bearer senior debt security within the United States (including payment at the corporate trust office of the indenture trustee or any other paying agency in the United States, by transfer to an account in the United States, or by mail to an address in the United States), except if payment at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. In that case, we will pay principal of and premium, if any, and interest on bearer senior debt securities in United States dollars at the corporate trust office of the indenture trustee in Chicago, Illinois.

Paying Agents. In a prospectus supplement, we will name any paying agents other than the indenture trustee that we have initially appointed for a series of debt securities. We may terminate the appointment of any of the paying agents at any time, except that we will maintain at least one paying agent in Chicago, Illinois for registered senior debt securities and at least one paying agent in a city outside the United States so long as any bearer senior debt securities are outstanding. In addition, we will maintain a paying agent in London or Luxembourg or any city outside the United States, if that is required by a stock exchange on which a series of senior debt securities is listed.

Any money we provide to a paying agent for the payment of principal, premium or interest that remains unclaimed at the end of two years after the payment became due and payable will be repaid to us. Thereafter, the holder of debt securities entitled to such payment must look only to us for payment.

Exchanges and Transfers of Debt Securities

Subject to the provisions of the applicable indenture and prospectus supplement, you may exchange your debt securities (other than debt securities represented by a global security, except as set forth below) for other debt securities of the same series with the same interest rate, maturity and total principal amount, as described in this section. You may have your debt securities divided or combined into smaller or larger authorized denominations. If you hold bearer senior debt securities, you may exchange them (with the remaining coupons) for registered senior debt securities or other bearer senior debt securities, but the exchange must be made outside the United States. If you hold registered securities, you may not exchange them for bearer securities.

You may exchange or transfer your registered debt securities, other than debt securities represented by a global security, at the office of the indenture trustee or another transfer agent designated by us and named in a prospectus supplement. We have appointed the indenture trustee to act as the security registrar for registering debt securities in the names of holders and transferring debt securities. We may appoint, remove or add additional transfer agents and change their locations. If we issue bearer debt securities, we will maintain a transfer agent outside the United States where they may be exchanged. If you hold bearer senior debt securities, you may transfer them by delivering the certificate to the new holder. There will be no service charge for transfer or exchange of your debt securities, but you may be required to pay for any related taxes and other governmental charges.

In the event of any redemption, we are not required to:

•	issue, register the transfer of or exchange the debt securities during a period of 15 days before giving any notice of redemption;

•	register the transfer of or exchange any registered security selected for redemption in whole or in part, except the unredeemed portion of any registered security being redeemed in part;

•

exchange any bearer senior debt security selected for redemption, except that a bearer senior debt security may be exchanged for a registered senior debt security of the same series if the debt securities of the series are issuable as registered securities; or

•

register the transfer of or exchange any debt security if the holder of the debt security has expressed the right, if any, to require us to repurchase the debt security in whole or in part, except that portion of the debt security not required to be repurchased, provided that the debt security shall be immediately surrendered for redemption with written instructions for payment consistent with the provisions of the indenture.

Redemption of Debt Securities

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except for debt securities redeemable at the option of the registered holder, we may redeem debt securities upon notice by mail between 30 and 60 days before the redemption date. If we choose to redeem less than all of the debt securities of any series or tranche of a series, the indenture trustee will select the debt securities to be redeemed. The indenture trustee will choose a method of selection it deems fair and appropriate unless another method has been specified in accordance with the indenture.

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption (along with any remaining coupons in the case of bearer senior debt securities). If only part of a debt security is redeemed and you have surrendered the debt security, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge.

Global Securities

We may issue debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing first mortgage bonds in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. We will describe the specific terms of the depositary arrangement for a series of debt securities in the prospectus supplement relating to that series.

Events of Default and Remedies for Senior Debt Securities

This section contains descriptions of the events of default and remedies specified in the senior indenture for the senior debt securities. The corresponding provisions for the subordinated debt securities, which differ in some material respects, are described in the next following section under the heading “Events of Default and Remedies for Subordinated Debt Securities.”

Defaults. An “event of default” under the senior indenture occurs with respect to any series of senior debt securities if:

•	we do not pay any installment of interest on senior debt securities of the series within 30 days of when it is due;

•	we do not pay principal or premium on any senior debt securities of the series when it is due;

•	we do not pay any sinking fund installment on senior debt securities of the series when it is due;

•

we remain in breach of any other covenant or agreement in the senior indenture for 60 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities;

•

we fail to pay any indebtedness of more than $10,000,000 when it is finally due and do not fully cure the failure within 30 days after receiving of notice from the indenture trustee or the holders of 25 percent in principal amount of all the outstanding senior debt securities; or

•	we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization.

An event of default with respect to one series of senior debt securities does not necessarily constitute an event of default with respect to any other series of senior debt securities. We are required to file with the indenture trustee an annual officer’s certificate indicating whether we are in default under the senior indenture.

Acceleration. If an event of default occurs and is continuing with respect to any series of senior debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under “Defaults” above, the holders of 25 percent in principal amount of all the senior debt securities) may declare the principal amount of the senior debt securities of that series (or of all the senior debt securities, as the case may be) to be immediately due and payable. After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of senior debt securities of that series or of all of the senior debt securities, as the case may be, may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions. In certain cases, the holders of a majority in principal amount of the senior debt securities of any series or of all the senior debt securities, as the case may be, may waive any past default or event of default.

Actions by Indenture Trustee and Holders. The senior indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the senior debt securities after an event of default:

•

The indenture trustee must give notice of a default to the holders of senior debt securities of the affected series within 90 days after a default occurs that is known to the indenture trustee, if the default is not cured or waived. However, the indenture trustee may withhold the notice if it determines in good faith that it is in the interests of the holders to do so, except in the case of a default in the payment of principal, premium or interest.

•

Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the senior debt securities of a series before exercising any right or power under the senior indenture with respect to the series at the request of the holders.

•

No holder of senior debt securities of a series may institute proceedings to enforce the senior indenture except, among other things, where the indenture trustee has failed to act for 60 days after it has been given notice of a default and holders of 25 percent in principal amount of the senior debt securities of the series (or in the case of defaults described in the last three bulleted clauses under “Defaults” above, the holders of 25 percent in principal amount of all the senior debt securities) have requested the indenture trustee to enforce the senior indenture and offered reasonable indemnity to the indenture trustee.

•	Each holder of senior debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit to enforce that right.

•

The holders of a majority in principal amount of the senior debt securities of a series or of all the senior debt securities, as the case may be, may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the senior debt securities of the series, as long as the direction does not conflict with any law or the senior indenture or expose the indenture trustee to personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders.

Events of Default and Remedies for Subordinated Debt Securities

This section contains descriptions of the events of default and remedies specified in the subordinated indenture for the subordinated debt securities. The corresponding provisions for the senior debt securities, which differ in some material respects, are described in the preceding section under the heading “Events of Default and Remedies for Senior Debt Securities.”

Defaults. An “event of default” under the subordinated indenture occurs with respect to any series of subordinated debt securities if:

•

we do not pay any installment of interest on subordinated debt securities of the series within 30 days of when it is due (following any deferral allowed under the terms of the subordinated debt securities and elected by us);

•	we do not pay principal or premium on any subordinated debt securities of the series when it is due;

•	we do not pay any sinking fund installment on subordinated debt securities of the series within 60 days of when it is due;

•

we remain in breach of any other covenant or agreement in the subordinated indenture for 90 days after receiving notice from the indenture trustee or the holders of 25 percent in principal amount of the outstanding subordinated debt securities of the series;

•	we file for bankruptcy or become subject to specified proceedings involving bankruptcy, insolvency or reorganization; or

•	any other event of default specified in the prospectus supplement occurs.

An event of default with respect to one series of subordinated debt securities does not necessarily constitute an event of default with respect to any other series of subordinated debt securities. We are required to file with the indenture trustee an annual officer’s certificate indicating whether we are in default under the subordinated indenture.

Acceleration. If an event of default occurs and is continuing with respect to any series of subordinated debt securities, either the indenture trustee or the holders of 25 percent in principal amount of the subordinated debt securities of the series (or, if any subordinated debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in such securities) may declare the principal amount of the subordinated debt securities of that series to be immediately due and payable. After a declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of subordinated debt securities of that series may rescind and annul the acceleration if we have paid any past due payments of principal, premium or interest and met certain other conditions. In certain cases, the holders of a majority in principal amount of the subordinated debt securities of all affected series, voting as one class, may waive any past default or event of default.

Actions by Indenture Trustee and Holders. The subordinated indenture contains the following provisions regarding the actions of the indenture trustee and the holders of the subordinated debt securities after an event of default:

•	The indenture trustee must give notice of a default to the holders of subordinated debt securities of the affected series as provided by the Trust Indenture Act.

•

Subject to its duty to act with the required standard of care during a default, the indenture trustee is entitled to be indemnified by the holders of the subordinated debt securities of a series before exercising any right or power under the subordinated indenture with respect to the series at the request of the holders.

•	No holder of subordinated debt securities of a series may institute proceedings to enforce the subordinated indenture except, among other things, where the indenture trustee has failed to act for

60 days after it has been given notice of a default and holders of 25 percent in principal amount of the subordinated debt securities of all affected series, considered as one class (or in the case of defaults in the payment of principal, premium or interest, an affected series) have requested the indenture trustee to enforce the subordinated indenture and offered reasonable indemnity to the indenture trustee.

•	Each holder of subordinated debt securities has an absolute and unconditional right to receive payment of principal, premium and interest when due and to bring a suit to enforce that right.

•

The holders of a majority in principal amount of the subordinated debt securities of an affected series (or of all the subordinated debt securities, in the case of a default as to all series) may direct the time, method and place of conducting any proceedings for any remedy available to the indenture trustee or exercising any trust or power conferred on it with respect to the subordinated debt securities of the series, as long as the direction does not conflict with any law or the subordinated indenture or involve the indenture trustee in personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with the direction of the holders.

Modification of the Indenture

Without Consent of Holders. Without the consent of any holders of debt securities, we and the indenture trustees may enter into supplemental indentures to:

•	evidence the succession of another entity to take our place and assume our covenants;

•	add to our covenants for the benefit of the holders of all or any series of the debt securities, or surrender any right or power conferred upon us;

•	add any additional events of default for all or any series of the debt securities;

•	add to or change certain provisions for issuing, exchanging or registering bearer securities, as specified in the senior indenture or the subordinated indenture;

•	add to, change or eliminate any provisions of the applicable indenture, but those modifications will not apply to debt securities of any series that was created before the modifications;

•	establish the form or terms of debt securities of any series as permitted by the unsecured indentures;

•	evidence and provide for a successor or additional indenture trustee;

•	provide security for the debt securities of any series;

•	cure any ambiguity, defect or inconsistency or make any other changes that do not adversely affect the interests of the holders of debt securities; or

•

evidence any changes in the disqualification and eligibility requirements applicable to the indenture trustee under the senior indenture, as permitted by the senior indenture, or effect any change to qualify the senior indenture under the Trust Indenture Act of 1939.

With Consent of Holders. We may enter into supplemental indentures with the indenture trustees to modify the unsecured indentures or the rights of holders of the debt securities, if we obtain the consent of the holders of at least a majority in principal amount of the debt securities affected by the modification. However, without the consent of all affected holders of debt securities, no supplemental indenture may:

•

change the stated maturity of the principal or interest on any debt security, reduce the principal amount or interest payable, reduce any premium payable upon redemption, reduce the amount of principal of an original issue discount security payable upon its acceleration, change the currency in which any debt security is payable, change any right of redemption or repurchase, or impair the right to bring suit to enforce any payment;

•	reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indentures; or

•	modify certain provisions in the unsecured indentures relating to supplemental indentures and waivers of covenants and past defaults.

A supplemental indenture that changes or eliminates any provision of the unsecured indentures expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the rights of the holders of debt securities of any other series.

Consolidation, Merger and Sale of Assets; No Financial Covenants

Subject to the provisions described in the next paragraph, we will preserve our corporate existence.

We have agreed not to consolidate with or merge into any other entity and not to convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the entity formed by the consolidation or merger, or which acquires or leases our property and assets substantially as an entirety, is organized and existing under the laws of the United States or any state or the District of Columbia, and expressly assumes, by a supplemental indenture in form satisfactory to the indenture trustees, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of our covenants under the unsecured indentures;

•

immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing; and

•	we have given the indenture trustees an officers’ certificate and legal opinion that all conditions in the unsecured indentures relating to the transactions have been complied with.

The unsecured indentures contain no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement. There are no provisions of the unsecured indentures that protect holders of the debt securities in the event of a highly leveraged transaction involving Southern California Edison. However, management of Southern California Edison believes that required regulatory approvals of a highly leveraged transaction would be unlikely to be obtained.

Discharge and Defeasance

There are significant differences between the provisions of the senior indenture and the subordinated indenture for defeasance of debt securities and discharge of our obligations. The respective provisions are discussed separately below.

Defeasance of Senior Debt Securities. When we issue a series of senior debt securities, we may specify that we will be discharged from any and all obligations in respect of those senior debt securities (except as described below) upon the irrevocable deposit with the indenture trustee of money and/or government obligations which will provide money in an amount sufficient to pay principal, premium and interest on the senior debt securities when due in accordance with the terms of the senior indenture and the senior debt securities. We must also satisfy conditions that:

•	the deposit will not cause the indenture trustee to have a conflicting interest;

•	there is no event of default under the senior indenture within 91 days after the deposit;

•	the deposit will not result in breach or violation of any applicable laws, the senior indenture or any other agreement by which we are bound;

•

the deposit will not result in a trust that is an investment company subject to the Investment Company Act of 1940, or such trust will be qualified or exempt from the Investment Company Act of 1940; and

•

we have delivered to the indenture trustee an officer’s certificate and an opinion of counsel each stating that all conditions in the senior indenture to the defeasance and discharge have been complied with.

The discharge of our obligations does not include certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold monies for payment in trust and, if so specified as to the senior debt securities of a series, to pay the principal, premium and interest on those senior debt securities.

We may specify as to the senior debt securities of a series that the deposit of money described above will be made only if it will not cause the senior debt securities listed on any nationally recognized securities exchange to be de-listed. We may also specify as to a series of senior debt securities that the deposit will be conditioned on our giving to the indenture trustee an opinion of counsel (who may be our counsel) to the effect that, based upon applicable United States federal income tax laws or a ruling published by the United States Internal Revenue Service, the deposit and discharge will not be a taxable event for the holders of the senior debt securities.

Defeasance of Subordinated Debt Securities. The subordinated indenture provides, unless the terms of the particular series of subordinated debt securities provide otherwise, that upon satisfying several conditions we may cause ourselves to be:

•	discharged from our obligations, with some exceptions, as to any series of subordinated debt securities, which we refer to as “defeasance;” and

•	released from our obligations under specified covenants as to any series of subordinated debt securities, which we refer to as “covenant defeasance.”

The conditions that we must satisfy for either a defeasance or a covenant defeasance of a series of subordinated debt securities include:

•

the irrevocable deposit with the indenture trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay principal, premium and interest on the subordinated debt securities on the maturity dates of the payments or upon redemption;

•	there is no event of default under the subordinated indenture at the time of such deposit or, as to defaults related to bankruptcy or similar proceedings, within 90 days after the deposit;

•

notice of redemption of the subordinated debt securities has been given or provided for, if the subordinated debt securities are to be redeemed before their stated maturity (other than from mandatory sinking fund payments or analogous payments); and

•	we have delivered to the indenture trustee an officer’s certificate and an opinion of counsel each stating that all conditions to the defeasance or covenant defeasance have been complied with.

The discharge of our obligations through a defeasance or covenant defeasance does not discharge the rights of the holders of the defeased subordinated debt securities to receive payments of principal, premium and interest from the trust funds when due, or our obligations to register the transfer or exchange of subordinated debt securities, replace stolen, lost or mutilated subordinated debt securities, maintain paying agencies and hold monies for payment in trust.

The subordinated indenture permits defeasance as to any series of subordinated debt securities even if a prior covenant defeasance has occurred as to the subordinated debt securities of that series. Following a defeasance, payment of the subordinated debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the subordinated debt securities may not be accelerated because of a breach of the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the subordinated debt securities defeased, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Tax Effects of Defeasance of Debt Securities. Under current United States federal income tax law, the defeasance of either senior or subordinated debt securities as described in the preceding paragraphs would be treated as an exchange of the relevant debt securities in which holders of the debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would be required after the defeasance to include in income might be different from that which would be includible in the absence of the defeasance. You should consult your own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws.

Under current United States federal income tax laws, unless accompanied by other changes in the terms of the subordinated debt securities, covenant defeasance of subordinated debt securities generally should not be treated as a taxable exchange.

Subordination

Subject to the provisions of the subordinated indenture and prospectus supplement, each series of subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness as defined below. If:

•	we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

•	a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or

•	the maturity of Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any subordinated debt securities have the right to receive any payments of principal or interest on their subordinated debt securities.

Senior Indebtedness means, with respect to any series of subordinated debt securities, the principal premium, interest and any other payment in respect of any of the following:

•	all of our current and future indebtedness for borrowed or purchase money whether or not evidenced by notes, debentures, bonds or other similar written instruments;

•	our obligations under synthetic leases, finance leases and capitalized leases;

•	our obligations for reimbursement under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for our account;

•

any of our other indebtedness or obligations with respect to derivative contracts, including commodity contracts, interest rate, commodity and currency swap agreements forward contracts and other similar agreements or arrangements; and

•	all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

Senior Indebtedness will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries.

Senior Indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness. We may not amend the subordinated indenture to change the subordination of any outstanding Senior Indebtedness without the consent of each holder of Senior Indebtedness that the amendment would adversely affect.

The subordinated indenture does not limit the amount of Senior Indebtedness that we may issue.

Concerning the Indenture Trustee

The Bank of New York Mellon Trust Company, N.A., and certain of its affiliates act as trustees for our first and refunding mortgage bonds and certain pollution control bonds issued on our behalf. The Bank of New York Mellon Trust Company, N.A., also is the trustee under an indenture under which our parent, Edison International, may issue debt securities in the future. We maintain bank deposits with The Bank of New York and may borrow money from the bank from time to time.

Limitations on Issuance of Bearer Securities

Senior debt securities may be issued in the form of bearer securities. Subordinated debt securities may not be issued in bearer form unless the subordinated indenture is amended to provide for bearer securities.

In compliance with United States federal tax laws and regulations, bearer securities generally may not be offered or sold during a restricted period to a person within the United States or its possessions or to or for the account or benefit of a United States person. However, subject to certain restrictions and limitations, offers or sales may be made to:

•	the United States office of an international organization (as defined in Section 7701(a)(18) of the Internal Revenue Code of 1986 and the regulations thereunder);

•	the United States office of a foreign central bank (as defined in Section 895 of the Internal Revenue Code of 1986 and the regulations thereunder); and

•

United States persons that are (a) foreign branches of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)), which are purchasing for their own account or for resale, or (b) persons that acquire and hold bearer securities through a foreign branch of a U.S. financial institution, and in either case, the financial institution agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986.

Definitive bearer securities will not be delivered during the same restricted period within the United States and will not be delivered in any event unless the beneficial owner of the bearer securities provides the required certification as to non-United States beneficial ownership. The restricted period for these purposes is the period beginning upon the earlier of the issue date of any bearer securities or the date on which those bearer securities are first offered and ending 40 days after the issue date or later date in the case of any unsold original allotment or subscription.

Bearer securities will bear the following legend on their face and on any interest coupons which may be detached or, if the obligation is evidenced by a book entry, in the book of record in which the book entry is made: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code.” The sections referred to in the legend provide that a United States person who holds a bearer security will not be allowed to deduct any loss realized on the sale, exchange or redemption of the bearer security and any gain (which might otherwise be characterized as capital gain) recognized on the sale, exchange or redemption will be treated as ordinary income.

As used herein, “United States person” means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE PREFERRED STOCK AND PREFERENCE STOCK

The following description of Southern California Edison’s preferred stock and preference stock is a summary, and it does not describe every aspect of the preferred stock and preference stock. Southern California Edison’s restated articles of incorporation, which are referred to in this prospectus as the “articles of incorporation,” contain the full legal text of the matters described in this section. This summary is subject to and qualified by the articles of incorporation. Therefore, you should read carefully the detailed provisions of the articles of incorporation, which we have incorporated by reference as an exhibit to the registration statement that includes this prospectus. This summary also is subject to and qualified by the description of the particular terms of the preferred stock and preference stock in the applicable prospectus supplement.

General

The rights, preferences and privileges of the preferred stock or preference stock are established by the articles of incorporation. Whenever we offer and sell preferred stock or preference stock, our board of directors or a committee of the board of directors will adopt, and we will file with the California Secretary of State, a new certificate of determination of preferences to establish the terms of each new series of preferred stock or preference stock. We will also set forth the terms in a prospectus supplement.

Southern California Edison’s authorized capital stock consists of the following classes of shares of stock with the following number of shares per class:

•	cumulative preferred stock — 24,000,000 shares with a par value of $25 per share;

•	$100 cumulative preferred stock — 12,000,000 shares with a par value of $100 per share;

•	preference stock — 50,000,000 shares with no par value; and

•	common stock — 560,000,000 shares with no par value.

As of June 30, 2009, Southern California Edison had issued and outstanding 4,800,198 shares of cumulative preferred stock, no shares of $100 cumulative preferred stock, 8,000,000 shares of preference stock, and 434,888,104 shares of common stock. All of the outstanding shares of common stock are owned by Edison International.

Preferred Stock

The Southern California Edison board of directors or a committee of our board of directors may authorize the preferred stock to be issued from time to time as one or more series of cumulative preferred stock or $100 cumulative preferred stock. For each new series of preferred stock, the board of directors or a committee of our board of directors, within the limitations and restrictions stated in Article Sixth of the articles of incorporation, may fix the number of shares, dividend rights, dividend rate, including fixed and variable rates, conversion rights, voting rights (in addition to the voting rights provided in the articles of incorporation), rights and terms of redemption (including sinking fund provisions), redemption price or prices and voluntary liquidation preferences. We will set forth in a prospectus supplement the terms of each series of preferred stock offered through this prospectus.

Preference Stock

The articles of incorporation authorize our board of directors or a committee of our board of directors, from time to time, in one or more series, and without further shareholder action, to provide for the issuance of up to 50,000,000 shares of preference stock, no par value. For each new series of preference stock, the board of directors or a committee of our board of directors may fix the number of shares, dividend rights, dividend rate, including fixed and variable rates, conversion rights, voting rights (if any), rights and terms of redemption (including sinking fund provisions), redemption price or prices and voluntary liquidation preferences. We will set forth in a prospectus supplement the following terms of each series of preference stock offered through this prospectus:

•	the designation of the series;

•	the total number of shares being offered;

•	the general or special voting rights of such shares, if any;

•	the price or prices at which shares will be offered and sold;

•	the dividend rate (including any step-up or step-down), period and payment date or method of calculation applicable to the preference stock;

•	the date from which dividends on the preference stock accumulate, if applicable

•	whether the dividend rate is fixed or variable;

•	any mandatory or optional sinking fund, purchase fund or similar provisions, if any;

•	the terms and conditions, if applicable, upon which the preference stock will be convertible into common stock, including the conversion price (or manner of calculation)

•	the dates, prices and other terms of any optional or mandatory redemption;

•	the relative ranking and preferences of the preference stock as to dividend rights and rights upon liquidation (whether voluntary or involuntary), dissolution or winding up of our affairs;

•	any liquidation preferences;

•	the procedures for auction and remarketing, if any, of the shares;

•	any listing of the shares on a securities exchange; and

•	any other specific terms, preferences, rights, limitations or restrictions.

Rank of the Preference Stock

Unless we state otherwise in a prospectus supplement, all series of preference stock will rank equally as to dividends and payments upon liquidation, dissolution or winding up. The preference stock ranks junior to all of the preferred stock and senior to all common stock.

Distribution Rights

A prospectus supplement will describe the circumstances relating to distributions on our preference stock. Holders of our preference stock of each series will be entitled to receive distributions, when, as, and if declared by our board of directors, out of our assets legally available for payment to shareholders. These distributions may be cash distributions or distributions in kind or in other property. The prospectus supplement will describe the rates of the distributions and the dates we will make distributions. Each distribution shall be payable to holders of record on such record date as shall be fixed by our board of directors. Dividends on any series of preference stock being offered may be cumulative or non-cumulative. Distributions on any series of preference stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Whenever dividends on any shares of the preferred stock are in default, we may not:

•	pay or declare any dividend on the preference stock or common stock, except a dividend payable in preference stock or common stock; or

•	purchase or redeem any shares of preference stock or common stock, except with the proceeds of any sale of shares of preference stock or common stock.

The first mortgage bond indenture securing Southern California Edison’s first mortgage bonds provides, in substance, that Southern California Edison cannot pay any cash dividends except out of surplus at December 31, 1921, and out of earnings since then. None of Southern California Edison’s present earnings reinvested in the business are restricted by this provision. Southern California Edison does not expect this provision to have any adverse effect on its ability to pay dividends on the preference stock.

Voting Rights

Holders of preference stock will not have any voting rights, except as required by law or as indicated in the applicable prospectus supplement.

Liquidation Rights

If we liquidate, dissolve or wind up our affairs, then, before we make distributions to holders of common stock or any other class or series of shares of our capital stock ranking junior to the preference stock in the distribution of assets, the holders of each series of preference stock shall be entitled to receive liquidating distributions out of our assets legally available for distribution to shareholders. We will make liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preference stock will have no right or claim to any of our remaining assets.

If we liquidate, dissolve or wind up and we do not have enough legally available assets to pay the amount of the liquidating distributions on all outstanding shares of preference stock and other classes of capital stock ranking equally with the preference stock in the distribution of assets, then the holders of the preference stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Redemption

A prospectus supplement may provide that the preference stock will be subject to mandatory redemption or redemption at our option, in whole or in part. The prospectus supplement will describe the terms, the times and the redemption prices of the preference stock.

Other Provisions

Holders of shares of preference stock will not have any preemptive rights. The preference stock, when issued, will be fully paid and nonassessable.

Registration and Transfer

We will select a transfer agent and registrar for the preference stock that we issue at the time of issuance.

EXPERTS

The financial statements of Southern California Edison Company as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 incorporated in this Prospectus by reference to the Current Report on Form 8-K of Southern California Edison Company dated August 14, 2009 and the financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Southern California Edison Company for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES

The validity of the first mortgage bonds, debt securities, preferred stock and preference stock offered by this prospectus will be passed upon for Southern California Edison by Stephen E. Pickett, its Senior Vice President and General Counsel, or Barbara E. Mathews, its Vice President, Associate General Counsel, Chief Governance Officer and Corporate Secretary, and for any underwriters by their counsel.

Mr. Pickett and Ms. Mathews are salaried employees of Southern California Edison and earn stock-based compensation based on Edison International’s common stock. Additionally, they may hold Edison International stock-based interests through an employee benefit plan and can participate in an Edison International shareholder dividend reinvestment and stock purchase plan. They own no securities of Southern California Edison or the trusts.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports and proxy statements and other information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling them at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Southern California Edison, that file electronically with the Securities and Exchange Commission. The address of that web site is http://www.sec.gov.

You may also review reports, proxy statements and other information about Southern California Edison at our offices at 2244 Walnut Grove Avenue, Rosemead, California 91770. You may view and obtain copies of some of those reports and other information on the web site maintained by Southern California Edison’s parent, Edison International, at http://www.edison.com.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. You may obtain the full registration statement from the Securities and Exchange Commission or us, as indicated below. We filed forms or copies of the articles of incorporation, indentures and other documents establishing the terms of the offered securities as exhibits to the registration statement. Statements in this prospectus or any supplement about these documents are summaries. You should refer to the actual documents for a more complete description of the relevant matters.

Incorporation by Reference

The rules of the Securities and Exchange Commission allow us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the earlier information. This prospectus incorporates by reference the documents listed below that we have previously filed or may file in the future with the Securities and Exchange Commission. These documents contain important information about Southern California Edison.

•	Our Annual Report on Form 10-K for the year ended December 31, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009.

•	Our Current Reports on Form 8-K filed March 16, March 19, April 24, June 23, and August 14, 2009.

•

The “Description of Registrant’s Securities to be Registered” on page 2 of our Registration Statement on Form 8-A dated February 13, 1999, which incorporates by reference the material appearing under the headings “Description of the Preferred Stock” in the prospectus dated February 21, 1990, and “Certain Terms of the New Stock” in the prospectus supplement dated January 21, 1992, contained in our registration statement on Form S-3 (Registration Number 33-33406).

•

All additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this prospectus and the end of the offering of the securities described in this prospectus. Those documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and proxy statements mailed to our shareholders.

Upon request, we will provide a copy of any of these filings without charge to each person to whom a copy of this prospectus has been delivered. You may request a copy of these filings by writing or calling us at:

Southern California Edison Company

2244 Walnut Grove Avenue

P.O. Box 800

Rosemead, California 91770

Attention: Corporate Governance

Telephone (626) 302-4008

Fax (626) 302-2050

Southern California

Edison Company

$400,000,000 4.05% First and Refunding Mortgage Bonds,

Series 2012A, Due 2042

PROSPECTUS SUPPLEMENT

March 8, 2012

Joint Book-Running Managers

Citigroup

Mitsubishi UFJ Securities

RBS

Loop Capital Markets

Co-Managers

BNP PARIBAS

SunTrust Robinson Humphrey

Wells Fargo Securities

Siebert Capital Markets

Scotia Capital

US Bancorp

CastleOak Securities, L.P.

Mischler Financial Group, Inc.

Apto Partners, LLC